UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2016

Morgans Hotel Group Co.

(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On June 8, 2016, the joint venture in which Morgans Hotel Group Co. (the “Company”) has a 50% interest in the ownership of the Mondrian South Beach hotel (“Mondrian South Beach”), entered into a purchase and sale agreement to sell its interest in Mondrian South Beach. Pursuant to the terms and conditions of the purchase and sale agreement, the buyer paid the joint venture a cash purchase price sufficient for the joint venture to extinguish its outstanding mortgage and mezzanine loans of $18.7 million and $28.0 million, respectively, plus accrued interest, as of March 31, 2016, in full at a negotiated discount, and the buyer assumed certain liabilities of Mondrian South Beach. As a result of the debt extinguishment, the Company’s operating company, Morgans Group LLC, was released from the condominium purchase guarantee of up to $14.0 million and the construction completion guarantee. As part of this transaction, on June 8, 2016, Morgans Hotel Group Management LLC and the joint venture mutually terminated their existing management agreement for Mondrian South Beach and the Company entered into a license agreement with the buyer to allow the hotel to remain under the Mondrian brand. The license agreement grants the buyer a limited, non-exclusive right to use the Mondrian brand and other specified intellectual property of the Company, subject to certain termination rights, in exchange for a license fee that varies with Mondrian South Beach’s monthly gross revenue for the term of the license agreement, but is subject to a minimum annual fee payable to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: June 9, 2016	By:	/s/ Richard Szymanski
Name: Richard Szymanski
Title: Chief Financial Officer